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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934
(Amendment No. )*

Trammell Crow Company

(Name of Issuer)

Common Stock, $.01 par value

(Title of Class of Securities)

89288R 10 6

(Cusip Number)

May 9, 2003

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

        ☒ Rule 13d-1 (b)

        ☒ Rule 13d-1 (c)

        ☒ Rule 13d-1 (d)

*The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the notes).

13G
CUSIP No. 89288R 10 6

1.	Name of Reporting Person: Crow Public Securities, L.P.		I.R.S. Identification Nos. of above persons (entities only):

2.	Check the Appropriate Box if a Member of a Group:
	(a)	☐
	(b)	☐

3.	SEC Use Only:

4.	Citizenship or Place of Organization: Texas

Number of Shares Beneficially Owned by Each Reporting Person With
		5.	Sole Voting Power: 0

		6.	Shared Voting Power: 1,100,266

		7.	Sole Dispositive Power: 0

		8.	Shared Dispositive Power: 1,100,266

9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 1,100,266

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares: ☐

11.	Percent of Class Represented by Amount in Row (9): 3.0%

12.	Type of Reporting Person: PN

13G
CUSIP No. 89288R 10 6

1.	Name of Reporting Person: CFH Capital Resources, L.P.		I.R.S. Identification Nos. of above persons (entities only):

2.	Check the Appropriate Box if a Member of a Group:
	(a)	☐
	(b)	☐

3.	SEC Use Only:

4.	Citizenship or Place of Organization: Texas

Number of Shares Beneficially Owned by Each Reporting Person With
		5.	Sole Voting Power: 0

		6.	Shared Voting Power: 1,327,489

		7.	Sole Dispositive Power: 0

		8.	Shared Dispositive Power: 1,327,489

9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 1,327,489

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares: ☐

11.	Percent of Class Represented by Amount in Row (9): 3.6%

12.	Type of Reporting Person: PN

13G
CUSIP No. 89288R 10 6

1.	Name of Reporting Person: CFHS, L.L.C.		I.R.S. Identification Nos. of above persons (entities only):

2.	Check the Appropriate Box if a Member of a Group:
	(a)	☐
	(b)	☐

3.	SEC Use Only:

4.	Citizenship or Place of Organization: Delaware

Number of Shares Beneficially Owned by Each Reporting Person With
		5.	Sole Voting Power: 0

		6.	Shared Voting Power: 1,327,489

		7.	Sole Dispositive Power: 0

		8.	Shared Dispositive Power: 1,327,489

9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 1,327,489

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares: ☐

11.	Percent of Class Represented by Amount in Row (9): 3.6%

12.	Type of Reporting Person: OO

13G
CUSIP No. 89288R 10 6

1.	Name of Reporting Person: Crow Family, Inc.		I.R.S. Identification Nos. of above persons (entities only):

2.	Check the Appropriate Box if a Member of a Group:
	(a)	☐
	(b)	☐

3.	SEC Use Only:

4.	Citizenship or Place of Organization: Texas

Number of Shares Beneficially Owned by Each Reporting Person With
		5.	Sole Voting Power: 0

		6.	Shared Voting Power: 2,427,755

		7.	Sole Dispositive Power: 0

		8.	Shared Dispositive Power: 2,427,755

9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 2,427,755

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares: ☐

11.	Percent of Class Represented by Amount in Row (9): 6.6%

12.	Type of Reporting Person: CO

13G
CUSIP No. 89288R 10 6

1.	Name of Reporting Person: Harlan R. Crow		I.R.S. Identification Nos. of above persons (entities only):

2.	Check the Appropriate Box if a Member of a Group:
	(a)	☐
	(b)	☐

3.	SEC Use Only:

4.	Citizenship or Place of Organization:

Number of Shares Beneficially Owned by Each Reporting Person With
		5.	Sole Voting Power: 100

		6.	Shared Voting Power: 2,427,755

		7.	Sole Dispositive Power: 100

		8.	Shared Dispositive Power: 2,427,755

9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 2,427,755

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares: ☐

11.	Percent of Class Represented by Amount in Row (9): 6.6%

12.	Type of Reporting Person: IN

13G

Item 1.
	(a)	Name of Issuer:
Trammell Crow Company
	(b)	Address of Issuer’s Principal Executive Offices:
2001 Ross Avenue, Suite 3400 Dallas, TX 75201-2997

Item 2.
	(a)	Name of Person Filing:
Crow Public Securities, L.P. CFH Capital Resources, L.P. CFHS, L.L.C. Crow Family, Inc. Harlan R. Crow
	(b)	Address of Principal Business Office or, if none, Residence:
2100 McKinney Avenue, Suite 700 Dallas, TX 75201
	(c)	Citizenship:
See Item 4 on the cover pages.
	(d)	Title of Class of Securities:
Common Stock, $.01 par value
	(e)	CUSIP Number:
89288R 10 6

Item 3.	If this statement is filed pursuant to §§240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:
☒ Not Applicable.
	(a)	☐ Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).
	(b)	☐ Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).
	(c)	☐ Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).
	(d)	☐ Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).
	(e)	☐ An investment adviser in accordance with §240.13d-1(b)(1)(ii)(E);
	(f)	☐ An employee benefit plan or endowment fund in accordance with §240.13d-1(b)(1)(ii)(F);
	(g)	☐ A parent holding company or control person in accordance with § 240.13d-1(b)(1)(ii)(G);
	(h)	☐ A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);
	(i)	☐ A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);
	(j)	☐ Group, in accordance with §240.13d-1(b)(1)(ii)(J).

13G

Item 4.	Ownership.
(a) Amount beneficially owned:
See Items 5-9 on the cover pages.

Item 5.	Ownership of Five Percent or Less of a Class.

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following ☐.

Not applicable.

Item 6.	Ownership of More than Five Percent on Behalf of Another Person.

Not applicable.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

Not applicable.

Item 8.	Identification and Classification of Members of the Group.

Not applicable.

Item 9.	Notice of Dissolution of Group.

Not applicable.

13G

Item 10.	Certification.

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

DATED: May 20, 2003	CROW PUBLIC SECURITIES, L.P., a Texas limited partnership

	By:	CROW FAMILY, INC., a Texas corporation and its General Partner

		By:	/s/ ANTHONY W. DONA

Anthony W. Dona Chief Executive Officer

DATED: May 20, 2003	CFH CAPITAL RESOURCES, L.P., a Texas limited partnership

	By:	CFHS, L.L.C., a Delaware limited liability company and its General Partner

		By:	CROW FAMILY, INC., a Texas corporation, its sole manager

			By:	/s/ ANTHONY W. DONA

Anthony W. Dona Chief Executive Officer

DATED: May 20, 2003	CFHS, L.L.C., a Delaware limited liability company

	By:	CROW FAMILY, INC., a Texas corporation, its sole manager

		By:	/s/ ANTHONY W. DONA

Anthony W. Dona Chief Executive Officer

DATED: May 20, 2003	CROW FAMILY, INC., a Texas corporation

	By:	/s/ ANTHONY W. DONA

Anthony W. Dona Chief Executive Officer

DATE: May 20, 2003	/s/ HARLAN R. CROW

Harlan R. Crow

EXHIBIT INDEX

Exhibit

99.1	Agreement Among Filing Parties dated May __, 2003, filed herewith.